Exhibit 3(i)

CERTIFICATE OF INCORPORATION

OF

1st CONSTITUTION BANCORP

(Conformed Copy - As of 3/18/04)

The undersigned incorporator, to form a corporation pursuant to the provisions of the New Jersey Business Corporation Act, hereby certifies:

FIRST: The name of the corporation is 1st CONSTITUTION BANCORP.

SECOND: The purposes for which the corporation is organized are:

(a) To engage in the business of a bank holding company; and

(b) Without in any way being limited by the foregoing specifically enumerated purpose, to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, Title 14A.

THIRD:

A. The aggregate number of shares which the Corporation shall have authority to issue is 20,000,000 of which 5,000,000 shares shall be preferred stock without par value (hereinafter called “Preferred Stock”) and 15,000,000 shares shall be common stock without par value (hereinafter called “Common Stock”).

B. The Board of Directors shall have authority at any time or from time to time (i) to divide any or all of the Preferred Stock into classes and to divide such classes into series; (ii) to determine for any such class or series its designation, number of shares, relative rights, preferences and limitations; (iii) to increase the number of shares of any such class or series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such class or series them outstanding; (iv) to change the designation or number of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established class or series no shares of which have been issued; (v) to determine relative rights and preferences which are subordinate to, or equal with, the shares of any other class or series, whether or nor such shares of such other class or series are issued and outstanding when such determination is made; and (vi) to cause to be executed and filed without further approval of the shareholders such amendment or amendments to the Certificate of Incorporation as may be required in order to accomplish any of the foregoing. In particular, but without limiting the generality of the foregoing, the Board of Directors shall have authority to determine with respect to any such class or series of Preferred Stock:

(1) The dividend rate or rates on shares of such class or series and any restrictions, limitations or conditions upon the payment of such dividends, and whether dividends shall be cumulative and, if so, the date or dates from which dividends shall cumulate, and the dates on which dividends, if declared, shall be payable;

(2) Whether the shares of such class or series shall be redeemable and, if so, the time or times and the price or prices at which and the other terms and conditions on which the shares may be redeemed.

(3) The rights of the holders of shares of such class or series in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of its assets;

(4) Whether the shares of such class or series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms and conditions thereof;

(5) Whether the shares of such class or series shall be convertible into shares of any other class or classes or of any series of the same or any other class or classes, and if so convertible, the price or prices or the rate or rates of conversion and the method, if any, of adjusting the same, and the other terms and conditions, if any, on which shares shall be so convertible; and

(6) The extent of voting powers, if any, of the shares of such class or series.

C. Each share Common Stock shall be equal to every other share of Common Stock, and, subject to the prior rights of the Preferred Stock, shall be entitled to share equally upon all distributions of earnings and assets of the Corporation. After all accrued dividends on all Preferred Stock having cumulative dividend rights have been declared and paid, or funds set apart for the payment thereof, the holders of Common Stock shall be entitled to receive dividends at such rates and at such times as may be determined by the Board of Directors. Upon the dissolution, liquidation or winding up of the Corporation, or upon any distribution of its capital assets, subject to the prior rights of the Preferred Stock, all the remaining assets of the corporation shall be distributed ratably among the holders of Common Stock.

D. In addition, a series of Preferred Stock of the Corporation is created, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

(1) Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 28,966.

(2) Dividends and Distributions.

(a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 1st day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior

Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.10 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, no par value, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after March 18, 2004 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.10 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(3) Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(c) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-

laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(d) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(4) Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

(5) Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(6) Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $100 per share of Series A Junior Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(7) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(8) No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

(9) Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(10) Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation, as amended, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

(11) Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

FOURTH: The corporation shall indemnify to the full extent from time to time permitted by law any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, legislative, investigative or of any other kind, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation or any subsidiary of the corporation or serves or served any other enterprise at the request of the corporation (including service as a fiduciary with respect to any employee benefit plan) against expenses, judgments, fines, penalties and amounts paid in settlement (including amounts paid pursuant to judgments or settlements in derivative actions), actually and reasonably incurred by such person in connection with such action, suit or proceeding, or any appeal therein. The rights provided by this Article FOURTH to any person shall inure to the benefit of such person’s legal representative. Neither the amendment nor repeal of this Article FOURTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article FOURTH, shall deprive any person of rights hereunder arising out of any matter which occurred prior to such amendment, repeal or adoption.

FIFTH: The address of the corporation’s registered office is 2650 Route 130 North, Cranbury, New Jersey 08512, and the name of the corporation’s registered agent at such address is Robert F. Mangano.

SIXTH:

A. The Board of Directors of the Corporation shall consist of such number of directors as is determined pursuant to the by-laws of the Corporation fixed from time to time by a vote of the majority of the directors then in office (such number is hereafter, “the authorized number”).

B. The Board of Directors shall consist of three classes: Class I, Class II and Class III. The number of directors in each class (each of which classes shall have not less than one director) shall consist as nearly as may be possible, of one-third of the authorized number of directors.

C. At the annual meeting of stockholders approving the adoption of the provisions of this Article SIXTH, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. Notwithstanding the foregoing, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class pursuant to Paragraph (B) of this Article SIXTH immediately prior to such change, the following rules shall apply:

(i) Each director shall nevertheless continue as a director of the class of which he is a member until the earlier of the expiration of his current term or his earlier death, resignation or removal;

(ii) At each subsequent election of directors, if the number of directors in the class whose term of office then expires is less than the number then allowed to that class, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all classes then duly continuing in office does not exceed the then authorized number of directors of the Corporation;

(iii) At each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class, the Board of Directors shall designate one or more of the directorships then being elected as directorships of another class or classes in which the number of directors then serving is less than the number then allocated to such other class or classes;

(iv) In the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeds the number then allocated to that class, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less that the number then allocated to such other class;

(v) In the event of any increase in the authorized number of directors, the new directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the provisions of Paragraph (B) of this Article SIXTH, as such provisions apply to the number of directors authorized immediately following such increase; and

(vi) Designations of directorship or vacancies into other classes and appointments of newly created directorships to classes by the Board of Directors under clauses (iii), (iv) and (v) of this Paragraph (C) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to such class.

D. Notwithstanding the provisions of this Article SIXTH, each director shall serve until his successor is elected and qualified or until his death, resignation or removal. No director may be removed at any time prior to his death or resignation or the expiration of his term of office without the affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of the Common Stock of the Corporation entitled to vote and voting separately as a class.

E. Elections of directors need not be by ballot unless the by-laws of the Corporation so provide.

F. The Board of Directors, by resolution adopted by a majority of the entire Board, may appoint from among its members an executive committee which shall have and may exercise all the authority of the Board except as otherwise expressly provided by law, and one or more other committees which shall have such authority as may be delegated by the Board.

SEVENTH: The name and address of the incorporator is Frank E. Lawatsch, Jr., Esq., Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., One Riverfront Plaza, Newark, New Jersey 07102.

EIGHTH: To the full extent from time to time permitted by law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the protection afforded by this Article EIGHTH to a director or officer of the corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article EIGHTH would be accrued or arisen, prior to such amendment, repeal or adoption.